EXHIBIT 3.2(b)

CERTIFICATE OF AMENDMENT

OF

CITIGROUP ENERGY ADVISORS PORTFOLIO L.P.

Under Section 121-903 of the Revised Limited Partnership Act

FIRST: The name of the Limited Partnership as it appears on the index of names in the Department of State is Citigroup Energy Advisors Portfolio L.P.

SECOND: The jurisdiction of organization of the Limited Partnership is Delaware

THIRD: The date it was authorized to do business in the State of New York is February 2, 2006.

FORTH: The application for authority is amended to reflect the following:

Paragraph 4 of the application of authority, which sets forth the designation of the secretary of state as agent of the limited partnership upon whom process against it may be served and the post office address to which the secretary of state shall mail a copy of any process against it served upon him or her, is hereby amended to read as follows:

The post office address to which the Secretary of State shall mail a copy of any process against the Partnership is:

Citigroup Managed Futures LLC

55 East 59th Street, 10th Floor

New York, NY 10022

Attn: Jennifer Magro

Paragraph 7 of the Certificate of Limited Partnership, which sets forth the name and business address of the general partner of the limited partnership, is hereby amended to reflect the name and mailing address of the sole general partner of the Partnership to:

The name and mailing address of the sole general partner of the Partnership is:

Citigroup Managed Futures LLC

55 East 59th Street, 10th Floor

New York, NY 10022

Attn: Jennifer Magro

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Certificate of Limited Partnership on this 24th day of September, 2008.

By:	Citigroup Managed Futures LLC, General Partner

By:	/s/ Jennifer Magro
Jennifer Magro
Authorized Person